Exhibit 10.1

June 3, 2008

Stephen C. Jones

Jones Soda Co.

234 9th Avenue N.

Seattle, Washington 98109

Dear Steve:

This letter establishes what will be the terms of your employment with the Jones Soda Co. (the “Company”) as its Chief Executive Officer if you accept this offer.

Effective Date and Responsibilities

If you accept this offer of employment by fulfilling the conditions set forth later in this letter, the effective date of your employment pursuant to this letter will be the later of the date of this letter and the date on which you provide the Company evidence of your eligibility to be employed by the Company in the United States (the “Effective Date”). This offer of employment is contingent on you providing such evidence. The Company will take reasonable steps to procure such eligibility on your behalf and will be responsible for the fees related to petitioning for H-1B status to enable you to be employed with the Company.

You will perform the duties customarily performed by the Chief Executive Officer of a corporation which is, in all respects, similar to Jones Soda and such other duties as may be assigned from time to time by the Board of Directors of the Company. Your role as Chief Executive Officer is a full time position and, once your employment commences, you are expected to be based in Seattle, Monday through Friday, or be traveling on Company business, for at least three weeks out of each month. You may work remotely for no more than one week per month (excluding travel relating to Company business).

Until the Effective Date, you will continue to serve as an independent contractor to the Company (in the role of Chief Executive Officer), with your services being provided primarily from Canada. During this period, your compensation will be $20,000 per month, effective May 1, 2008, and your independent contractor relationship may be terminated by the Company with or without cause.

Compensation and Benefits

Once your employment becomes effective, your compensation and benefits will be as follows:

Annual Base Salary:	$245,000, payable twice a month in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes.

Annual Bonus Opportunity:	Your annual bonus opportunity for the year ending April 30, 2009 will be up to $160,000, payable in the sole and absolute discretion of the Board of Directors (on the recommendation of the Compensation Committee) based on the achievement of performance objectives to be agreed upon between you and the Compensation Committee, and approved by the Board of Directors, within 30 days after the date of this letter. Such performance objectives shall include objectives that are tied to the Company’s 2008 and 2009 budgets and operating plans and such other factors as may by approved by the Compensation Committee and the Board of Directors.

Benefits:

Medical and dental coverage for you under the Jones Soda Co. plan in accordance with, and subject to, the terms thereof (including, without limitation, the terms relating to eligibility and enrollment); provided, however, that the Company will use commercially reasonable efforts to cause its insurance carrier to waive the three-month eligibility requirement so that your coverage can commence as of the Effective Date.

You will be eligible to participate in Company’s 401(k) retirement plan in accordance with, and subject to, the terms thereof (including, without limitation, the terms relating to eligibility and enrollment).

Corporate Housing:	The Company will provide you with corporate housing in Seattle.

Vacation:	Four weeks per year.

Stock Options:	Subject to approval by the Compensation Committee, you will be granted an option to purchase 160,000 shares of the Company’s common stock. The exercise price of your stock option grant will be equal to the closing price of the Company’s common stock on the date of the grant (as reported on The Nasdaq Stock Market). The option will vest in equal installments every six months over forty-two months and expire ten years from the date of grant. The vesting commencement date will be May 1, 2008. Vesting will, of course, depend on your continued service to the Company, either as an employee, director, independent contractor or other capacity approved by the Compensation Committee.

Your option will be subject to the terms and conditions of the Company’s 2002 Stock Option and Restricted Stock Plan (the “2002 Plan”) and will be documented by delivery to you of a Stock Option Letter Agreement specifying the terms and conditions of the option.

Severance and Change in Control Benefits:

If, after the Effective Date and before May 1, 2009, the Company terminates your employment as Chief Executive Officer without Cause (as defined below) or you terminate your employment for Good Reason (as defined below), or if, while you are employed by the Company and prior to May 1, 2009, the Company consummates a Corporate Transaction (as defined in the 2002 Plan), you will be entitled to:

•        A lump sum payment equal to your then effective annual base salary (payable on the date of your termination or the date of the Corporation Transaction, as applicable); and

•        Immediate vesting of the unvested portion of your stock option granted pursuant to this letter.

The severance and change in control benefits described above may only be extended beyond April 30, 2009 by separate written agreement between you and the Company.

For purposes of this letter, “Cause” is defined as:

•        Conviction of any felony or misdemeanor;

•        Breach of the Jones Soda Code of Ethics or Insider Trading Policy or Jones Regulation FD policies, as now in effect or as modified in the future; provided, however, that, if the breach is curable, it shall not constitute “Cause” if such breach is cured within 30 days after the receipt by you of written notice from the Company of the breach;

•        Theft or embezzlement from Jones Soda; or

•        Attempt to obstruct or failure to cooperate with any investigation authorized by Jones Soda or any governmental or self-regulatory entity; provided, however, that, if such obstruction or failure to cooperate is curable, it shall not constitute “Cause” if such obstruction or failure to cooperate is cured within 30 days after the receipt by you of written notice from the Company of such obstruction or failure to cooperate.

For purposes of this letter, “Good Reason” is defined as a material reduction in your then-current base salary unless such reduction is part of a reduction in salary that affects all executive officers of the Company at a substantially similar percentage of magnitude. Notwithstanding the foregoing, your termination will not be for “Good Reason” unless (i) you notify the Company in writing of the reduction which you believe constitutes “Good Reason” within 90 days of its initial occurrence (and such reduction is, in fact, material), (ii) the Company fails to remedy such reduction within 30 days after the date on which it receives such notice (the “Remedial Period”), and (iii) you actually terminate employment within 30 days after the expiration of the Remedial Period and before the Company has remedied such reduction.

The severance and change of control payments described above are intended to qualify for the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to such payments, this letter is intended to comply with Section 409A. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions, so as to avoid subjecting you to any penalty tax under Section 409A with respect to such amounts payable under this letter. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, to the extent required in order to avoid subjecting you to a penalty tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your separation from service, within the meaning of Section 409A, shall instead be accumulated and paid on the first business day after the date that is six months following your separation from service.

Employment At Will

If you accept our offer of employment and you employment becomes effective, you will be an employee-at-will, meaning that either you or the Company may terminate our relationship at any time for any reason, with or without cause. Any statements to the contrary that may have been made to you, by the Company, its agents, or representatives, whether orally or in writing, are superseded by and canceled by this offer letter. As noted above, if we terminate your employment without “Cause” or you terminate your employment for “Good Reason” after the Effective Date and on or before April 30, 2009, you will be entitled to the severance benefits outlined above.

Confidentiality and Noncompetition Agreements

As a condition of your employment, you will be required to sign the enclosed Confidentiality Agreement and Noncompetition Agreement. The Company’s willingness to grant you the compensation and other benefits referred to above is based in significant part on your commitment to fulfill the obligations specified in these agreements.

You should understand that the Noncompetition Agreement will significantly restrict your future flexibility in many ways. For example, you will be unable to seek or accept certain employment opportunities for a period of 12 months after you leave the Company. Please review the Confidentiality Agreement and Noncompetition Agreement carefully and, if appropriate, have your attorney review it as well.

Steps to Take to Accept Employment

If you wish to accept employment with the Company, please do the following:

1.	Sign both copies of this letter;

2.	Sign both copies of the enclosed Confidentiality Agreement;

3.	Sign both copies of the enclosed Noncompetition Agreement;

3.	Retain for your files one of the copies of each of the documents you executed

4.	Return the other signed copy of each document to me.

You will also be required to sign, promote and enforce our Code of Conduct. Also, by signing this agreement, you represent that you are under no contractual commitments inconsistent with your obligations to Jones Soda Co.

Final Conditions

If you accept employment with the Company by performing all of the above steps, this offer letter will set forth the terms of your employment. This letter supersedes any previous discussions or offers, no matter what their source. Any future modifications of or additions to the terms set forth in this letter will be of no effect unless in writing and signed by you and an authorized member of the Compensation Committee of the Board of Directors of the Company. This letter, as well as the Confidentiality Agreement and the Noncompetition Agreement, may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto and thereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.

Sincerely,

/s/ Michael Fleming
Michael Fleming
Member, Compensation Committee of the Board of Directors of Jones Soda Co.

ACCEPTANCE

I accept employment with Jones Soda Co. under the terms set forth in this letter:

/s/ Stephen C. Jones	June 3, 2008
Signature	Date

Printed Name: Stephen C. Jones